Exhibit 99.1

Safeco Names New Executive Vice President for Claims and Service

SEATTLE — (June 18, 2007) — Safeco (NYSE: SAF) today appointed R. Eric Martinez, Jr., an executive vice president of Safeco. He will have responsibility for Claims, Customer Care and Procurement. Martinez, 38, was previously executive vice president of utility operations for Atlanta-based AGL Resources.

Paula Rosput Reynolds, Safeco president and chief executive officer, noted that Martinez has established a solid reputation for building and organizing complex operations quickly and effectively. “Safeco is well-known in the industry for our well-trained and experienced Claims and Customer Care professionals. So bringing the differentiated experience of a logistics and systems expert is the next step in our transformation,” Reynolds said. “Eric Martinez is an outstanding leader, smart and compassionate. His talents will enable us to realize our vision of using technology to deliver a great customer experience – providing assurance as well as insurance.”

During his 17-year tenure at AGL, Martinez held a number of leadership positions, including oversight of field operations, service centers, as well as Information Technology. Born and raised in Connecticut, he holds a bachelor’s degree in Mechanical Engineering from Clemson University and a master’s in Business Administration from Valdosta State University. He is married and has three children.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, homeowners and owners of small- and mid-sized businesses principally through a national network of independent agents and brokers.